SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


Date of Report (Date of earliest event reported) January 21, 1997

                                 JeffBanks, Inc.
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             (Exact name of registrant as specified in its charter)




Pennsylvania                       0-22850                     23-2189480
(State or other jurisdiction of  (Commision File            (I.R.S. Employer
incorporation or organization)      Number)                Identification No.)

1609 Walnut Street
Philadelphia, PA                                        19103
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including
  area code                                          215-564-5040

                                      N/A
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         (Former name or former address, if changed since last report)

Item 5. Other Events

         On January 21, 1997, the previously reported proposed merger by and among JeffBanks, Inc. (the "Company"), a newly-formed wholly-owned subsidiary of the Company and United Valley Bancorp, Inc. ("UVBHC") (the "Holding Company Merger") was completed, with UVBHC becoming a wholly-owned subsidiary of the Company. As a result of the merger, each outstanding share of UVBHC common stock was converted to 0.339 of a share of the Company's Common Stock, resulting in an aggregate issuance of 749,278 shares of the Company's Common Stock. In addition, outstanding warrants to purchase UVBHC Common Stock were converted into warrants to purchase 255,381 shares of the Company's Common Stock, with an exercise price of $11.80 per share. The Holding Company Merger will be accounted for on a pooling of interests basis.

         Immediately following the Holding Company Merger, United Valley Bank ("UVB") the wholly-owned banking subsidiary of UVBHC, was merged with and into Jefferson Bank, the wholly-owned Pennsylvania banking subsidiary of the Company. No further consideration was issued in connection with the Holding Company Merger.

         UVBHC and UVB offered retail and commercial banking services at three branches in Philadelphia and its immediate Pennsylvania suburbs. As of September 30, 1996, UVBHC had total assets of $122.4 million, total loans of $94.0 million, total deposits of $104.1 million and total shareholders' equity of $12.9 million.

         For further terms and conditions of the merger, reference is made to the Company's Current Report on Form 8-K for September 5, 1996 and to the copy of the Agreement and Plan of Merger annexed thereto as an exhibit. Additional information concerning the Holding Company Merger is on file with the Securities and Exchange Commission in registration statement no. 333-16261.

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    January 24, 1996                             JeffBanks, Inc.


                                                   By:/s/Betsy Z. Cohen
                                                      -------------------
                                                      Betsy Z. Cohen,
                                                      Chairman and
                                                      Chief Executive Officer